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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HITTITE MICROWAVE CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HITTITE MICROWAVE CORPORATION
2 Elizabeth Drive
Chelmsford, Massachusetts 01824
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2013 Annual Meeting of Stockholders, which is being held as follows:

Date:	May 15, 2013
Time:	10:00 a.m., local time
Location:	Foley Hoag LLP Suite 4000, North Entrance Bay Colony Corporate Center 1000 Winter Street Waltham, Massachusetts 02451

At the meeting, we will ask our stockholders to:

  •
  re-elect as directors Ernest L. Godshalk, Rick D. Hess, Adrienne Markham, Brian P. McAloon, Cosmo S. Trapani and Franklin Weigold, each to serve for a one-year term ending in 2014;

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  approve, on a non-binding advisory basis, the compensation of our named executive officers;

  •
  ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

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  consider any other business properly presented at the meeting.

        You may vote on these matters in person, by proxy or via the internet. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy or internet vote and vote your shares in person. Only stockholders of record at the close of business on March 27, 2013 may vote at the meeting.

By order of the Board of Directors,

Robert W. Sweet, Jr. Secretary

April 12, 2013

PROXY STATEMENT
FOR THE
HITTITE MICROWAVE CORPORATION
2013 ANNUAL MEETING OF STOCKHOLDERS

i

ii

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2013

        This proxy statement and our 2012 Annual Report to Stockholders are also available for viewing, printing and downloading at http://materials.proxyvote.com/43365Y.

 INFORMATION ABOUT THE MEETING

The Meeting

        The 2013 Annual Meeting of Stockholders of Hittite Microwave Corporation will be held at 10:00 a.m., local time, on Wednesday, May 15, 2013 at the offices of Foley Hoag LLP, Suite 4000, North Entrance, Bay Colony Corporate Center, 1000 Winter Street, Waltham, Massachusetts 02451. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

  •
  the re-election as directors of our incumbent directors Ernest L. Godshalk, Rick D. Hess, Adrienne Markham, Brian P. McAloon, Cosmo S. Trapani and Franklin Weigold, each to serve for a one-year term ending in 2014;

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  a non-binding advisory "say on pay" vote on the compensation of our named executive officers;

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  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

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  any other business properly presented at the meeting.

This Proxy Solicitation

        We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

  •
  This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

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  The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

        We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

        We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 12, 2013. In this mailing, we will include a copy of our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

        Holders of record of our common stock at the close of business on March 27, 2013 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

        A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Financial Officer, William W. Boecke, at our offices located at 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, on any business day from May 1, 2013 to the time of the annual meeting.

How to Vote

        You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on March 27, 2013, the record date for the meeting. You may vote your shares at the meeting in person, by proxy or via the internet.

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  To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

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  To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of each of our incumbent directors, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers; and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

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  To vote via the internet, you must access the website for internet voting at www.proxyvote.com. Please have the enclosed proxy card handy when you access the website and follow the on screen instructions. Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 P.M. on May 14, 2013. If you vote via the internet, you do not have to return your proxy card via mail.

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  To vote via telephone, use any touch-tone telephone and call 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Please have the enclosed proxy card handy when you call and then follow the instructions.

        If you vote by proxy or via the internet or telephone, you may change or revoke your vote at any time before it is exercised by taking one of the following actions:

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  sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

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  voting again by proxy or via the internet or telephone on a later date; or

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  attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

        If the shares you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

        Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to "routine" proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposals 1 and 2, regarding the election of directors and the advisory say on pay vote, are "non-routine" proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker will not vote with respect to these proposals and your shares will be recorded as "broker non-votes" and will not affect the outcome of the vote on these proposals. "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

        Proposal 3, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

        If a broker or nominee holds shares of our common stock in "street name" for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposals 1 and 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

 Quorum Required to Transact Business

        At the close of business on April 1, 2013, 31,574,455 shares of common stock were outstanding. Our by-laws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2012 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2012 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2012 Annual Report by sending a written request to Hittite Microwave Corporation, attention William W. Boecke, Chief Financial Officer, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, or by calling Mr. Boecke at (978) 250-3343. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

 PROPOSAL 1: ELECTION OF DIRECTORS

        The first proposal on the agenda for the meeting is the election of six persons to serve as directors. The term of each director elected at our 2013 Annual Meeting of stockholders will begin at the meeting and end at our 2014 annual meeting of stockholders, or, if later, when the director's successor has been elected and has qualified.

Nominees for Election

        The following table sets forth certain information as of April 12, 2013 regarding our incumbent directors who have been nominated for re-election. Stephen G. Daly, who had been our President and Chief Executive Officer and a member of our board of directors since 2004 and our Chairman since 2005, stepped down from those offices on April 1, 2013 pursuant to a previously announced succession plan, and is not standing for re-election as a director. Our Board of Directors appointed Rick D. Hess to succeed Mr. Daly as President and Chief Executive Officer and elected Franklin Weigold to succeed him as Chairman of the Board, effective April 1, 2013.

Name	Age	Position
Ernest L. Godshalk	68	Director(1)
Rick D. Hess	59	Director, President and Chief Executive Officer
Adrienne M. Markham	61	Director(2)
Brian P. McAloon	62	Director(3)
Cosmo S. Trapani	74	Director(4)
Franklin Weigold	74	Chairman of the Board(5)

(1)
Chairman of the Audit Committee and member of the Compensation Committee

(2)
Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee

(3)
Chairman of the Nominating and Corporate Governance Committee and member of the Audit Committee

(4)
Member of the Audit Committee and Compensation Committee

(5)
Member of the Nominating and Corporate Governance Committee

        Ernest L. Godshalk has served as a member of our board of directors since 2008. From 2001 until his retirement in 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a manufacturer of semiconductor processing equipment. Previously, he served as Varian's Vice President and Chief Financial Officer. He is a director of GT Advanced Technologies, Inc. He is also a Board Leadership Fellow of the National Association of Corporate Directors. Mr. Godshalk received his B.A. from Yale University in 1967 and his M.B.A. from Harvard University in 1969. We believe that Mr. Godshalk's educational background in management, accounting and finance, his extensive knowledge of our industry, gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, and his experience as a director of other public companies qualify him to serve as a member of our board of directors.

        Rick D. Hess was appointed our President and Chief Executive Officer effective on April 1, 2013, and has been a member of our board of directors since 2005. Mr. Hess has served in executive leadership roles in the microwave, semiconductor, energy and manufacturing industries for more than 30 years. From 2011 to 2013, he was vice president at American Superconductor Corporation, a provider of technologies and solutions for the electrical power infrastructure industry. From 2006 to 2010, Mr. Hess was president and chief executive officer of Konarka Technologies, Inc., a developer of advanced photovoltaic cells on flexible plastic. From 2004 to 2006, Mr. Hess was president and chief executive officer of Integrated Fuel Cell Technologies, Inc., a developer of fuel cell systems. From 1989 to 2004, Mr. Hess held several positions at M/A-COM, including president from 1999 to 2004. M/A-COM was a semiconductor provider of high frequency components and systems for the wireless, defense, public safety and automotive markets. Mr. Hess had previously founded Stable Energy Sources, a manufacturer of microwave subsystems and components serving military and industrial markets. He began his career as an engineer at Westinghouse Electric. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University. We believe that Mr. Hess's educational background in electrical engineering, his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies, and the skills, judgment and experience he has accumulated in these capacities and as a chief executive officer qualify him to serve as a member of our board of directors.

        Adrienne M. Markham has served as a member of our board of directors since 2008. Ms. Markham has been a director at the law firm of Goulston & Storrs, a Professional Corporation since 1991. Ms. Markham has over 27 years of experience focusing on employment and corporate litigation. She has been an advisor to several bio-science and bio-tech firms. Ms. Markham received a B.S. in Education from Boston University and a J.D. from Suffolk University Law School. We believe that Ms. Markham's educational background and professional training as an attorney, her knowledge and experience in the fields of litigation and employment law and her work as an advisor to other technology-based businesses qualify her to serve as a member of our board of directors.

        Brian P. McAloon has served as a member of our board of directors since 2008. Mr. McAloon was, from 2001 to 2008, Group Vice President of the DSP and Systems Products Group of Analog Devices, Inc., a provider of semiconductors for high performance signal processing applications. He also served in a number of other roles at Analog Devices, including Vice President, Sales, Vice President, Sales and Marketing—Europe and Southeast Asia and General Manager, Analog Devices, B.V. Mr. McAloon received his B.Sc. in Electronics and Electrical Engineering from Glasgow University. We believe that Mr. McAloon's educational background in electrical engineering, his extensive knowledge of our industry, and the skills, knowledge and judgment accumulated through his long tenure as a senior operating and sales executive of a public company that is engaged in a business similar to ours qualify him to serve as a member of our board of directors.

        Cosmo S. Trapani has served as a member of our board of directors since 2000. From 2000 to 2002, Mr. Trapani served as Vice President and Chief Financial Officer of PRI Automation, Inc, a manufacturer of semiconductor process automation systems. From 1999 to 2000, Mr. Trapani was Senior Vice President and Chief Financial Officer at Circor International, Inc., a manufacturer of fluid control systems. From 1990 to 1998, Mr. Trapani was Executive Vice President and Chief Financial Officer of Unitrode Corporation, a manufacturer of analog and mixed-signal integrated circuits. Prior to Unitrode, Mr. Trapani was Vice President Finance for Instron Corporation, a testing products company, and Corporate Controller and General Manager of Computervision CAD/CAM Division, an integrated computer systems company. Mr. Trapani was a member of the board of directors and chairman of the audit committee of Ibis Technology, a manufacturer of equipment for the semiconductor industry, until its dissolution in February 2009. Mr. Trapani is a Certified Public Accountant and has been a member of various societies including AICPA, Massachusetts Society of CPAs, Board of Directors of Massachusetts Society of CPAs, and Chapter President of IMA. Mr. Trapani received a B.S. from Boston College and was a Commanding Officer in the U.S. Army. We believe that Mr. Trapani's educational background in accounting and finance, his professional experience and certification as a public accountant, his knowledge of the semiconductor, semiconductor equipment, and other technology-based industries and the skills, knowledge and judgment accumulated through his service as a chief financial officer of a number of public companies qualify him to serve as a member of our board of directors.

        Franklin Weigold was elected Chairman of the Board on April 1, 2013. He has served as a member of our board of directors since 2003 and as our lead director since 2009. From 1999 to 2003, Mr. Weigold served as Vice President and General Manager of the Micromachined Products Division of Analog Devices, Inc., and from 1992 to 1999 was Vice President and General Manager of its Transportation and Industrial Products Division. Prior to joining Analog Devices, Mr. Weigold served as President and Chief Operating Officer of Unitrode Corporation. Previously, he was President of Silicon General Inc. Mr. Weigold also serves on the board of directors of privately held Enpirion, Inc. Mr. Weigold received a B.S. in Electrical Engineering from Michigan Technological University and an M.B.A. from the University of Pittsburgh. We believe that Mr. Weigold's educational background in electrical engineering and his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies engaged in businesses similar to ours, qualify him to serve as a member of our board of directors.

        If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

        The six nominees receiving the greatest numbers of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of directors, unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MS. MARKHAM AND MESSRS. GODSHALK, HESS, McALOON, TRAPANI AND WEIGOLD AS DIRECTORS.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Each year, we provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, whether to approve the compensation of our named executive officers as disclosed in our annual proxy statement. This "say on pay" vote does not address any specific element of compensation or any particular year; rather, the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement under the heading "Executive Compensation," including in the Compensation Discussion and Analysis section on pages 24 to 29, the executive compensation tables on pages 17 to 24, and the accompanying narrative disclosures.

        The say on pay vote is advisory, and the outcome of this proposal is not binding on us. However, our compensation committee values the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers.

        As you consider how to vote on this Proposal 2, here are some key points about our company and our executive compensation that we hope you will keep in mind:

  Our financial performance

        Under the leadership of our executive team, our revenue has grown in each year since 2009. We have continued to execute our strategy of introducing innovative, high performance products that are valued by our customers for their ability to address technically challenging applications: in the period 2010 through 2012, we introduced 258 new standard products, and added 12 new product lines to our product offerings.

        As a result, during the three years ended December 31, 2012, our revenues have grown from $163.0 million in 2009 to $264.4 million in 2012, and our net income per diluted share has increased from $1.55 in 2009 to $2.22 in 2012. Even during challenging periods in the semiconductor industry, such as in 2009 when our revenues declined year-over-year for the only time in our history and in 2012 when our revenue growth slowed significantly, we have been able, through careful expense management, to maintain our strong record of profitability. Our gross margin has exceeded 73% and our operating margin has exceeded 40% in each of the last three years.

        Over the three-year period covered by the compensation disclosures in this proxy statement, our stock price increased from approximately $41 to approximately $62, for a total stockholder return of 52%. See "Comparison of 5 Year Cumulative Total Return" in our 2012 Annual Report to Stockholders, which accompanies this proxy statement.

  Our compensation philosophy

        Our compensation philosophy is conservative, simple and straightforward:

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  Our base salaries, which we use to attract and retain the executives responsible for our long-term success, are the only fixed component of compensation.

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  Our discretionary cash bonuses are "at-risk" compensation designed both to reward executives for the achievement of short-term corporate and individual goals and to attract and retain talented executives.

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  Our long-term equity-based incentive compensation is intended to align executives' interests with those of our stockholders, to motivate and reward executives for our long-term business success and to attract and retain executives responsible for this long-term success.

        We do not use a formula to allocate total compensation among these various components. Each of the elements of our executive compensation program is essential to meeting the program's overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives.

        Our business strategy is to introduce high performance products that are valued by customers for their ability to address technically challenging applications in attractive, growing markets. Development of such products from concept to commercial introduction can take several years, and it may take several more years for a newly introduced product to generate substantial revenue; however, the life cycle of a successful product tends to be long, often ten years or more. Because the success of our business depends on the coordinated efforts of employees in multiple disciplines over a period of years, our compensation philosophy emphasizes long-term incentives.

        For this reason, long-term equity-based incentive compensation has historically been the largest component of our executive officers' compensation. We believe that equity-based incentive awards motivate and reward value creation, as their benefit to the executive increases as our stock price increases. They also serve as effective retention tools due to their time-based vesting, thus increasing our ability to retain our executive officers.

        We believe that:

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  Our fixed compensation is reasonable and competitive.  Because our compensation program is designed to be primarily incentive-based, base salaries comprise a relatively small component of our named executive officers' total annual compensation. We believe that our named executive officers' salaries are at levels that enable us to compete effectively for and retain highly qualified senior executives and are proportionate to the importance of their contribution to the success of our enterprise and to the compensation of our employees as a whole. Over the last three years, we have increased our named executives' salaries only modestly, commensurate with the merit raises that we have awarded to our employees generally, or, in certain cases, with increased levels of responsibility.

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  Our discretionary bonus policy has enabled our compensation committee to respond flexibly, appropriately and in a timely way to changes in our business by adjusting our executives' short-term incentive payments.    We use cash bonuses to motivate our executives by increasing their cash compensation when our company performance, and their individual performance, warrants it, and reducing it when it does not. For example, in 2012, when our revenue growth rate and operating margins declined compared to 2011, we substantially reduced the amount of the cash bonuses paid to our executive officers.

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  Our emphasis on long-term equity-based compensation aligns our executives' interests with yours.    In 2012, 59% of our named executive officers' aggregate compensation was in the form of restricted stock awards, whose value to the executive depends on continued employment and the performance of our stock over the vesting period of the award. To provide a significant incentive to our executives to create long-term value for our stockholders, these awards vest over a period of years. Prior to 2011, awards vested over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. Awards issued after July 2011 vest annually over four years, beginning on the first anniversary of the date of grant. These restricted stock awards reward value creation, as their benefit to the executive increases as our stock price increases, and they encourage our executives to focus on the long-term performance of our stock price. These awards also serve as retention tools, due to their multi-year vesting period, thus increasing our ability to retain our executive officers.

        We believe our executive compensation program has appropriately aligned executive pay with company performance and encouraged and rewarded behavior by our executives that is in the best interest of our company and our stockholders. Our executives receive no perquisites other than those we make available to our senior management employees generally; they have no agreements for fixed terms of employment or for payment of severance upon termination of employment or upon a change in control; and they are not guaranteed salary increases, bonuses or complex retirement benefits.

        Our compensation committee has reviewed our incentive compensation programs and believes, particularly in light of the discretionary, retrospective nature of our short-term incentive program, that our compensation program has not encouraged or rewarded excessive or inappropriate risk taking.

        We further believe, and hope that you will agree, that the compensation of our named executive officers during the three-year period covered by the compensation disclosures in this proxy statement is appropriate in light of our company's financial performance over this period.

        We therefore ask our stockholders to adopt the following resolution at the annual meeting:

  "RESOLVED, that the stockholders of Hittite Microwave Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the company's Proxy Statement for the 2013 Annual Meeting of Stockholders."

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. Brokers may not vote shares they hold for you with respect to this proposal unless they receive timely voting instructions from you. We will not count abstentions or broker non-votes as votes cast.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2012. Our audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2013, and to conduct audits of our consolidated financial statements and of our internal control over financial reporting, for the year ending December 31, 2013.

        Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the board of directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Hittite and our stockholders.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

        The members of our board of directors are elected annually at our annual meeting of stockholders. Other than Mr. Hess, each of our nominees for director is independent within the meaning of the applicable rules of the SEC and The Nasdaq Stock Market.

        Until recently, Stephen G. Daly, our chief executive officer, also served as the chairman of our board of directors, and an independent, non-employee director, Franklin Weigold, served as our lead director. Rick D. Hess succeeded Mr. Daly as chief executive officer on April 1, 2013, and in conjunction with that transition, Mr. Weigold was named chairman of the board, effective April 1, 2013.

        Our chief executive officer is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while our chairman, who is not an executive officer, sets the agenda for board meetings, facilitates communications between the board and the chief executive officer and discussion among the independent directors and presides over meetings of the board and stockholders. Our independent directors meet in executive session on a regular basis, without management present, with our chairman presiding.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines which may be found through the Investors page of our website at www.hittite.com.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are the only standing committees of the board of directors.

        The membership and leadership of our standing committees are reviewed annually by the nominating and corporate governance committee, whose recommendations are acted upon by the full board. Although the board has not adopted a formal policy requiring realignment of committee assignments at fixed intervals, the board believes that periodic rotation of committee memberships and leadership is beneficial, as it broadens the experience and contributions of our directors and brings new perspective to the work of our board committees.

        Audit committee.    The current members of our audit committee are Mr. Godshalk, who serves as Chairman and Messrs. McAloon and Trapani. Our board of directors has determined that each member of the audit committee is an independent director, and that each of Messrs. Godshalk and Trapani qualifies as an "audit committee financial expert," as defined by applicable rules of the SEC and The Nasdaq Stock Market. The audit committee assists our board of directors in its oversight of:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our independent registered public accounting firm.

        The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm. During the year ended December 31, 2012, our audit committee met in person or by telephone eleven times.

You can find a copy of the charter of our audit committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Compensation committee.    The current members of our compensation committee are Ms. Markham, who serves as Chairman and Messrs. Godshalk and Trapani, each of whom is an independent director. The compensation committee:

  •
  approves the compensation and benefits of our executive officers;

  •
  reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

  •
  administers our equity compensation plans.

        During the year ended December 31, 2012, our compensation committee met in person or by telephone nine times and acted three times by unanimous written consent. You can find a copy of the charter of our compensation committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Nominating and corporate governance committee.    The current members of our nominating and corporate governance committee are Mr. McAloon, who serves as Chairman, Ms. Markham and Mr. Weigold, each of whom is an independent director. The nominating and corporate governance committee:

  •
  identifies individuals qualified to become board members;

  •
  recommends nominations of persons to be elected to the board; and

  •
  advises the board of directors regarding appropriate corporate governance policies and assists the board in adopting and implementing them.

        During the year ended December 31, 2012, our nominating and corporate governance committee met in person or by telephone five times. You can find a copy of the charter of our nominating and corporate governance committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

Board Role in Risk Oversight

        Our board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the board. The oversight responsibility of the board and its committees is enabled by management reporting to the board about the identification, assessment and management of critical risks and management's risk mitigation strategies. We believe that our board's ability to discharge its risk oversight is enhanced by the service of our chief executive officer as a director.

        The board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; operational risk related to our information technology, or IT, systems; and senior management succession planning.
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting; risks related to the integrity from a financial reporting point of view of our IT systems; financial policies and investment guidelines; and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to our corporate governance; and, in conjunction with the full Board, director and senior management succession planning.
Compensation Committee	Risks and exposures associated with compensation programs and arrangements, including incentive plans.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee during the year ended December 31, 2012 has ever been employed by us or had any relationship requiring disclosure herein pursuant to Item 404 of Regulation S-K. During 2012, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or board of directors.

Director Compensation

        Our non-employee directors receive equity-based compensation in the form of awards under our 2005 Stock Incentive Plan, and also receive cash fees as follows:

  •
  each non-employee director receives an annual cash fee in the amount of $32,000;

  •
  effective April 1, 2013, our chairman receives an additional cash fee in the amount of $50,000; previously, our lead director received an additional annual cash fee in the amount of $32,000;

  •
  the chairperson of each of our board committees receives an additional annual cash fee as follows: audit committee chair, $20,000; compensation committee chair, $20,000; and nominating and corporate governance committee chair, $20,000; and

  •
  each other member of a board committee receives an additional annual cash fee of $8,000 for each committee.

        The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve.

        Each non-employee director who is first elected to the board, or who is elected to an additional one-year term at any annual meeting of stockholders, receives upon such election a restricted stock award of a number of shares of our common stock, fixed on the date of grant, that has a fair market value on the date of grant equal to $130,000. In addition, effective April 1, 2013, our chairman receives annually, immediately following our annual meeting of stockholders, a restricted stock award of a number of shares of our common stock having a value on the date of grant equal to $25,000. Each such restricted stock award vests on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

        The following table provides information concerning the compensation earned by each person, other than Mr. Daly, who served as a member of our board of directors during 2012. See "Executive Compensation" for a discussion of the compensation of Mr. Daly.

DIRECTOR COMPENSATION FOR 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ernest L. Godshalk	60,000	129,996	189,996
Rick D. Hess(2)	52,500	129,996	182,496
Adrienne M. Markham	60,000	129,996	189,996
Brian P. McAloon	55,500	129,996	185,496
Cosmo S. Trapani	48,000	129,996	177,996
Franklin Weigold	72,000	129,996	201,996

(1)
Represents the grant date fair value of restricted stock awards of 2,561 shares of common stock made in May 2012 to each non-employee director under our 2005 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718").

(2)
Mr. Hess, who is now employed by us, no longer receives separate compensation for his service as a director.

Meetings of the Board of Directors

        Our board of directors met in person or by telephone thirteen times during 2012. No director attended fewer than 75% of the aggregate number of meetings of the board of directors and of any committee of the board on which he or she served in 2012.

Policy Regarding Board Attendance

        Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Each of our directors attended the 2012 annual meeting of stockholders.

Director Candidates and Selection Process

        Our nominating and corporate governance committee, in consultation with our chairman of the board and chief executive officer, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific area of expertise, diversity, factors relating to the composition of the board (including its size and structure), and such other factors as the committee deems to be appropriate. The goal of the committee is to assemble a board that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board.

        The committee considers diversity, which it views broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender, as one of a number of factors in identifying nominees for director. The committee has not adopted any formal policy, guidelines or procedures with respect to the consideration of diversity in the nominating process.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Secretary, Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate's compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

        Stockholders wishing to communicate with our board should send correspondence to the attention of the Chairman of the Board, c/o Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board or a committee of the board. The chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the chairman, our board may elect to adopt more elaborate screening procedures.

 Code of Ethics

        We have adopted a code of business conduct and corporate ethics policy that applies to all of our directors and employees, including our chief executive officer, chief financial officer and other executive officers. Our code of ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors. The code of ethics is posted under "Investors—Governance Policies—Code of Business Conduct and Corporate Ethics Policy" on our website at www.hittite.com.

 Our Management

        The following table sets forth certain information regarding our executive officers and other key executives as of April 12, 2013.

Name	Age	Position
Rick D. Hess	59	President and Chief Executive Officer
William W. Boecke	61	Vice President, Chief Financial Officer and Treasurer
Everett N. Cole III	51	Vice President of Hybrid Manufacturing(1)
Gorkem Guven	35	Vice President
William D. Hannabach	50	Vice President of Global Operations
Norman G. Hildreth, Jr.	50	Vice President
Dong Hyun (Thomas) Hwang	49	Vice President of Sales
Brian J. Jablonski	53	Vice President of Operations(1)
Jason M. Lynch	34	Managing Director, Hittite Microwave International Limited
Michael A. Olson	52	Vice President
Antonio Visconti	52	Vice President

(1)
Our vice president of hybrid manufacturing and vice president of operations are non-executive officers who are included pursuant to Item 401(c) of Regulation S-K as persons who are expected to make significant contributions to our business.

        Rick D. Hess was appointed our President and Chief Executive Officer effective on April 1, 2013, and has been a member of our board of directors since 2005. Mr. Hess has served in executive leadership roles in the microwave, semiconductor, energy and manufacturing industries for more than 30 years. From 2011 to 2013, he was vice president at American Superconductor Corporation, a provider of technologies and solutions for the electrical power infrastructure industry. From 2006 to 2010, Mr. Hess was president and chief executive officer of Konarka Technologies, Inc., a developer of advanced photovoltaic cells on flexible plastic. From 2004 to 2006, Mr. Hess was president and chief executive officer of Integrated Fuel Cell Technologies, Inc., a developer of fuel cell systems. From 1989 to 2004, Mr. Hess held several positions at M/A-COM, including president from 1999 to 2004. M/A-COM was a semiconductor provider of high frequency components and systems for the wireless, defense, public safety and automotive markets. Mr. Hess had previously founded Stable Energy Sources, a manufacturer of microwave subsystems and components serving military and industrial markets. He began his career as an engineer at Westinghouse Electric. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University.

        William W. Boecke has served as our Vice President, Chief Financial Officer and Treasurer since March 2001. From 1997 to 2001, Mr. Boecke served as Vice President, Corporate Controller of PRI

Automation, Inc., a supplier of semiconductor manufacturing automation systems. From 1991 to 1997, Mr. Boecke served as Director of Finance of LTX Corporation, a developer of automated semiconductor test equipment. Mr. Boecke received a B.S. from St. John's University and an M.B.A. from Boston College, and became a Certified Public Accountant in 1978.

        Everett N. Cole III has served as our Vice President of Hybrid Manufacturing since January 2010. From October 1997 to January 2010, Mr. Cole served as our Director of Quality. From 1985 until joining Hittite in 1997, Mr. Cole held various quality engineering positions at Raytheon's Missile Systems Division. Mr. Cole received a B.S. in Electrical Engineering from the University of Lowell and an M.S. in Manufacturing Management Science from the University of Massachusetts at Lowell.

        Gorkem Guven has served as Vice President since October 2012, managing engineering and business development. Since joining Hittite in 2000, Mr. Guven has held various positions including General Manager of Hittite Istanbul. Mr. Guven has over 14 years' experience in the semiconductor industry. Mr. Guven received his BS in Electrical Engineering from Middle East Technical University and an executive M.B.A. from Koc University.

        William D. Hannabach has served as our Vice President of Global Operations since January 2010. Since joining Hittite in February 2005, Mr. Hannabach has held various positions, including Director of Operations and Director of Programs. From 2003 to 2005, Mr. Hannabach was a Global Supply Chain Strategy Program Manager at GE Healthcare. From 2000 to 2003, Mr. Hannabach was the Director of Project Management at the Surface Mount Division of Universal Instruments, a capital equipment manufacturer for the printed wire board industry. From 1985 to 2000, Mr. Hannabach held various program and operations management positions at Lockheed Martin Corporation and GE Aerospace. Mr. Hannabach received a B.S. in Mechanical Engineering from The Pennsylvania State University and an M.B.A. from Boston University.

        Norman G. Hildreth, Jr. has served as Vice President since January 2010, managing research and development engineering. From January 2004 to January 2010, Mr. Hildreth served as our Vice President of Sales and Marketing, and from February 2002 to January 2004, he served as our Director of Product Development. He was employed by Sirenza Microdevices, a designer and supplier of RF components, from August 2000 to February 2002, as Vice President, Wireless Products, and Director of Fixed Wireless Products. From February 1992 to August 2000, Mr. Hildreth held various positions at Hittite including Director of Marketing, Director of Sales, Engineering Sales Manager and Senior Engineer. From 1985 to 1992 he held design engineering positions at Adams-Russell, M/A-Com and ST Olektron. Mr. Hildreth received a B.S. in Electrical Engineering from the University of Massachusetts at Dartmouth.

        Dong Hyun (Thomas) Hwang has served as our Vice President of Sales since January 2010. Since joining Hittite in January, 2002, Mr. Hwang has held various positions, including Asia-Pacific Regional Sales Manager and Director of Sales. From 1997 to 2002, Mr. Hwang served as Country Manager for Korea at M/A-COM. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

        Brian J. Jablonski has served as our Vice President of Operations since December 2005. From May 2004 to December 2005, Mr. Jablonski served as our Director of Operations. From 2003 until joining Hittite in 2004, Mr. Jablonski served as a Capital Planning Manager at Allegro Microsystems Corp., a supplier of advanced mixed signal power IC semiconductors. From 2000 to 2003, he served as Materials Manager at M/A-Com and as the Director of Operations at Trebia Networks, a developer of storage networking applications. From 1986 to 2000, he served in a number of management positions, including Director of Materials, for Unitrode. Mr. Jablonski received a B.S. in Industrial Management from Northeastern University and an M.B.A. from New Hampshire College.

        Jason M. Lynch has served as the Managing Director of our subsidiary Hittite Microwave International Limited since December 2011. Since joining Hittite in 2004, Mr. Lynch has held various engineering and sales positions. Mr. Lynch has over 13 years of experience in the semiconductor industry. Mr. Lynch received his Bachelor of Engineering and Master of Engineering Science from University College Cork, Ireland and an M.B.A from Babson College.

        Michael A. Olson has served as Vice President since January 2010, managing research and development engineering. From January 2008 to January 2010, Mr. Olson served as our Vice President of Engineering. From March 1996 to January 2008, Mr. Olson held various positions at Hittite including Director of IC Engineering, Director of Product Development, Sales Engineer and Applications Manager. From 1985 to 1996, Mr. Olson held various design engineering positions at Raytheon's Microwave and Power Tube Division and Raytheon's Special Microwave Device Operations Division. Mr. Olson received a B.S. in Electrical Engineering from Lehigh University.

        Antonio Visconti has served as Vice President since October 2011, managing research and development engineering. From 2010 to 2011, Mr. Visconti served as Business Director in Maxim Integrated Product's Precision Control Group. From 2008 to 2011 he served as the chief executive officer and Founder of ACZENT, Inc., a provider of analog solutions. From 2002 to 2008 he served as the Vice President and General Manager of National Semiconductor's Data Conversion division. Mr. Visconti has over 22 years of experience in the semiconductor industry. Mr. Visconti received his degree in Electronic Engineering from the University of Naples in Italy.

Executive Compensation

        The following table summarizes the compensation earned during the year ended December 31, 2012 by our chief executive officer, our chief financial officer, who is our principal financial officer, and by our three next most highly compensated executive officers who were in office at December 31, 2012, whom we refer to in this proxy statement as our "named executive officers."

        The compensation of our executive officers is discussed periodically by the compensation committee of our board of directors throughout the year, and is formally reviewed and acted upon by the committee on an annual basis, in two stages. Prior to year end, salaries for the next year are approved. Cash bonuses for the completed fiscal year, which we refer to in this proxy statement as the "performance year," and long-term equity-based incentive compensation, are generally approved during the first quarter following completion of the performance year.

        Under the Securities and Exchange Commission's rules for preparation of the following tables, discretionary cash bonuses are reported in the performance year in which they were earned, while equity-based awards are reported in the year in which they are granted by our compensation committee. We make our decisions regarding long-term equity-based incentive compensation during the first quarter following the end of the performance year. Equity-based awards for the 2009 performance year are therefore reported in the table below as 2010 compensation and awards for the 2010 performance year were made in February 2011. Similarly, awards for the 2012 performance year were made in February 2013, and are disclosed in footnote 3 to the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Stephen G. Daly,	2012	365,400	25,000	500,169	(3)	20,337	(4)	910, 906
President and Chief	2011	350,000	86,500	600,297		13,770	(5)	1,050,567
Executive Officer	2010	326,968	86,500	1,672,000		20,051	(6)	2,105,519
William W. Boecke,	2012	255,981	25,000	425,116	(3)	23,284	(7)	729,381
Vice President, Chief	2011	245,000	69,500	525,107		28,597	(8)	868,205
Financial Officer and Treasurer	2010	236,250	66,500	1,254,000		22,175	(9)	1,578,925
Norman G. Hildreth, Jr.,	2012	255,981	—	474,965	(3)	30,537	(10)	761,483
Vice President	2011	245,000	69,500	525,107		23,473	(11)	863,080
	2010	236,250	66,500	1,254,000		19,682	(12)	1,576,432
Dong Hyun (Thomas) Hwang,	2012	250,962	25,000	474,965	(3)	24,800	(13)	775,727
Vice President of Sales	2011	235,000	66,500	525,107		21,266	(14)	847,873
	2010	223,301	59,500	278,320		17,655	(15)	578,776
William D. Hannabach,	2012	245,942	25,000	449,760	(3)	25,026	(16)	745,728
Vice President of Global	2011	225,000	66,500	525,107		20,727	(17)	837,334
Operations	2010	196,075	59,500	459,800		19,523	(18)	734,898

(1)
Amounts shown represent the grant date fair value of restricted stock awards made to the named executive officer in the year indicated, computed in accordance with ASC 718. As required by applicable SEC rules, awards are reported in year of grant. See Note 3.

(2)
Except as described in the following footnotes, our named executive officers did not receive or earn any other perquisites, personal benefits or property as compensation for their services in 2012, 2011 or 2010. Reported compensation is valued on the basis of its aggregate incremental cost to us.

(3)
Restricted stock award granted in February 2012 on account of the 2011 performance year. Restricted stock awards to our named executive officers on account of the 2012 performance year were approved in February 2013, with fair values at the date of grant as follows:

Name	Stock Awards ($)
Stephen G. Daly	399,841
William W. Boecke	374,811
Norman G. Hildreth, Jr.	324,751
William D. Hannabach	374,811
Dong Hyun (Thomas) Hwang	374,811
(4)
Amount consists of (i) a $8,500 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $11,681, and (iii) a life insurance premium of $156 paid by us to maintain a life insurance policy for Mr. Daly.

(5)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $5,400, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly.

(6)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $11,669, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Daly.

(7)
Amount consists of (i) a $11,250 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $11,878 of costs associated with an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $156 paid by us to maintain a life insurance policy for Mr. Boecke.

(8)
Amount consists of (i) a $11,000 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $12,477 of costs associated with an automobile leased by us and used by Mr. Boecke, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke, and (iv) a $5,000 payment reflecting 10 years of service.

(9)
Amount consists of (i) a $11,000 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $11,043 of costs associated with an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Boecke.

(10)
Amount consists of (i) a $8,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $16,881 of costs associated with an automobile leased by us and used by Mr. Hildreth, (iii) a life insurance premium of $156 paid by us to maintain a life insurance policy for Mr. Hildreth, and (iv) a $5,000 payment reflecting 10 years of service.

(11)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $15,103 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth.

(12)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $11,300 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hildreth.

(13)
Amount consists of (i) a $8,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $11,144 of costs associated with an automobile leased by us and used by Mr. Hwang, (iii) a life insurance premium of $156 paid by us to maintain a life insurance policy for Mr. Hwang, and (iv) a $5,000 payment reflecting 10 years of service.

(14)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $12,896 of costs associated with an automobile leased by us and used by Mr. Hwang, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hwang.

(15)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $9,273 of costs associated with an automobile leased by us and used by Mr. Hwang, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hwang.

(16)
Amount consists of (i) a $8,500 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $16,370 of costs associated with an automobile leased by us and used by Mr. Hannabach, and (iii) a life insurance premium of $156 paid by us to maintain a life insurance policy for Mr. Hannabach.

(17)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $12,237 of costs associated with an automobile leased by us and used by Mr. Hannabach, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hannabach, and $120 of other compensation.

(18)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $11,141 of costs associated with an automobile leased by us and used by Mr. Hannabach, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hannabach.

        The following table sets forth all plan-based awards granted to our named executive officers during 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards($)
Stephen G. Daly	February 9, 2012	8,930	500,169
William W. Boecke	February 9, 2012	7,590	425,116
Norman G. Hildreth, Jr.	February 9, 2012	8,480	474,965
Dong Hyun (Thomas) Hwang	February 9, 2012	8,480	474,965
William D. Hannabach	February 9, 2012	8,030	449,760

(1)
Each stock award vests over a four-year period, in equal installments on each of the first four anniversaries of the date of grant.

        The following table provides certain information about all outstanding equity awards held by our named executive officers at December 31, 2012, which consisted solely of restricted stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen G. Daly	6,667	(2)	413,754
	20,000	(3)	1,241,200
	40,000	(4)	2,482,400
	9,820	(5)	609,429
	8,930	(6)	554,196
William W. Boecke	6,667	(2)	413,754
	13,333	(3)	827,446
	30,000	(4)	1,861,800
	8,590	(5)	533,095
	7,590	(6)	471,035
Norman G. Hildreth, Jr.	6,667	(2)	413,754
	13,333	(3)	827,446
	30,000	(4)	1,861,800
	8,590	(5)	533,095
	8,480	(6)	526,269
Dong Hyun (Thomas) Hwang	5,333	(3)	330,966
	5,333	(7)	330,966
	7,000	(8)	434,420
	8,590	(5)	533,095
	8,480	(6)	526,269
William D. Hannabach	4,667	(3)	289,634
	6,000	(7)	372,360
	11,000	(4)	682,660
	8,590	(5)	533,095
	8,030	(6)	498,342

(1)
Market value is based on the closing price of our common stock on December 31, 2012 of $62.06.

(2)
These shares vested in full on February 28, 2013.

(3)
These shares vest in full on December 12, 2013.

(4)
These shares vest in full on February 24, 2015.

(5)
One-third of these shares will vest on February 23, 2014, and the remaining shares vest in full on February 23, 2016.

(6)
One-quarter of these shares vested on February 9, 2013, and an additional one-quarter will vest on each of the next three anniversaries of that date.

(7)
These shares vest in full on December 18, 2014.

(8)
One third of these shares vested on January 20, 2013 and the remaining shares will vest in full on January 20, 2015.

        The following table provides certain information about the vesting of restricted stock awards held by our named executive officers during the year ended December 31, 2012. No stock option held by any named executive officer vested or was exercised in 2012 or was outstanding at December 31, 2012.

OPTION EXERCISES AND STOCK VESTED FOR 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen G. Daly	215	11,214
William W. Boecke	172	8,972
Norman G. Hildreth, Jr.	172	8,972
Dong Hyun (Thomas) Hwang	4,819	295,655
William D. Hannabach	4,126	252,392

(1)
Value realized on vesting is equal to the market price of the underlying securities at the vesting date.

Potential Payments upon Termination or Change-in-Control

        Effective April 1, 2013, Stephen G. Daly stepped down as our chairman of the board, president and chief executive officer and Rick D. Hess was appointed as our new president and chief executive officer. In connection with this transition, on March 13, 2013, we entered into agreements with Messrs. Daly and Hess that provide, among other things, that:

  •
  Mr. Daly would receive as of April 1, 2013 a pro-rated portion of his target bonus under our 2013 senior executive cash incentive plan in an amount equal to $59,178 and an amount in lieu of accrued and unpaid vacation pay equal to $46,175, and the final tranche of his restricted stock award for 30,000 shares of our common stock, granted on December 12, 2008 and vesting over a five-year period, one third on December 12, 2011 and the remaining two-thirds on December 12, 2013, would be accelerated such that the final 20,000 shares, having a fair value equal to $1,284,600 as of March 13, 2013, would vest on April 1, 2013; and

  •
  Mr. Hess will be entitled to receive severance payments, including an amount equal to one year's salary, currently $420,000, an amount in lieu of bonus and continuation for up to one year of certain employment benefits, in the event that we terminate his employment, other than for misconduct, prior to April 1, 2015, or if his employment is terminated by us, other than for misconduct, or is terminated by him for good reason, during the twelve month period following a change in control of our company.

 Equity Compensation Plan Information

        We have one equity compensation plan under which shares are currently authorized for issuance, our 2005 Stock Incentive Plan (the "2005 Plan"). Our Amended and Restated 1996 Stock Option Plan (the "1996 Plan") expired by its terms on January 2, 2006, and no additional awards may be issued under the 1996 Plan. Each of our 1996 Plan and our 2005 Plan was approved by our stockholders prior to our initial public offering in 2005. We have no equity compensation plans that have not been approved by our stockholders. The following table provides information regarding securities authorized for issuance as of December 31, 2012 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)(2)
Equity Compensation Plans Approved by Security Holders	39,684	$17.98	3,584,714
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	39,684	$17.98	3,584,714

(1)
Does not include 1,124,523 shares outstanding as of December 31, 2012 in the form of restricted stock awards or restricted stock units under our 2005 Plan, which do not require the payment of any consideration by the recipients.

(2)
Reflects the issuance of restricted stock awards and restricted stock units outstanding at December 31, 2012.

 Compensation Discussion and Analysis

  Executive summary

        The objectives of our executive compensation program are to align compensation with the interests of our stockholders, with achievement of our business goals and with the individual performance of our executives; to motivate and reward high levels of performance; and to enable our company to attract, retain and reward a senior management team that will contribute to the long-term success of our company.

        Our compensation for our executive officers consists of three principal elements, each of which is determined by our compensation committee in its discretion:

  •
  Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for our long-term success.

  •
  Cash bonuses, which are awarded by the compensation committee in its discretion after the year end, are "at-risk" compensation intended both to reward executives for the achievement of corporate and individual goals established for them annually, and to attract and retain executives.

  •
  Long-term equity-based incentive compensation, in the form of discretionary restricted stock awards, are intended to align executive and stockholder interests, to motivate and reward executives for our long-term business success and to attract and retain executives responsible for this long-term success.

        We do not use a formula to allocate total compensation among these various components. Each of the elements of our executive compensation program is essential to meeting the program's overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives.

        Our business strategy is to introduce high performance products that are valued by customers for their ability to address technically challenging applications in attractive, growing markets. Development of such products from concept to commercial introduction can take several years, and it may take several more years for a newly introduced product to generate substantial revenue; however, the life cycle of a successful product tends to be long, often ten years or more. Because the success of our business depends on the coordinated efforts of employees in multiple disciplines over a period of years, our compensation philosophy emphasizes long-term incentives. For this reason, long-term equity-based incentive compensation has historically been the largest component of our executive officers' compensation. We believe that equity-based incentive awards motivate and reward value creation, as their benefit to the executive increases as our stock price increases. They also serve as effective retention tools due to their time-based vesting, thus increasing our ability to retain our executive officers.

  Say on pay advisory votes.

        At our annual meetings of stockholders in 2011 and 2012, we submitted our executive compensation program to an advisory vote of our stockholders and in each case it received the support of at least 98% of the votes cast. We consider carefully any feedback we receive from our stockholders about our executive compensation program, including the annual say on pay vote.

  Executive compensation process.

        The compensation of our executive officers is determined by the compensation committee of our board of directors, and discussed by the committee throughout the year. Our formal annual compensation review process generally takes place in two stages. Prior to year end, salaries for the next year are established by the committee. Cash bonuses for the completed fiscal year and long-term equity-based incentive compensation are then awarded by the committee during the first quarter on a discretionary basis, after a review of the full year's results.

        The compensation committee, which is comprised entirely of non-employee directors, each of whom is independent, met nine times and acted three times by unanimous written consent during 2012. The members of the compensation committee have substantial managerial experience and wide contacts in the semiconductor industry and in the broader technology industry, upon which they rely in making their determinations. The committee also takes into account publicly available information concerning the compensation practices of other companies in the semiconductor industry, and has from time to time purchased generally available compensation reports on the semiconductor industry.

        The compensation committee has also engaged Radford Surveys and Consulting, or Radford, as a consultant to the committee and has commissioned from Radford studies of specific compensation practices of selected companies. This information is used by the committee informally and primarily for purposes of comparison to ascertain whether our compensation for our executive officers is broadly competitive. Radford is an independent compensation consultant and, other than providing consulting services to the committee and the commissioned survey data described herein, has provided no other services to us or to our management. After making inquiries of Radford and after considering the factors set forth in Item 407(e)(3)(iv) of Regulation S-K, the Committee has determined that Radford's work for the committee in 2012 raised no conflicts of interest.

        The committee has not historically had a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers' compensation by reference to a formula or to a fixed range of percentages or percentiles of the compensation of any peer or comparison group. As a result, the determinations made by the members of our compensation committee have historically been guided to a significant degree by their collective judgment and experience.

  Role of executive officers in establishing compensation.

        Our chief executive officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

  Executive compensation for 2012.

        Salaries.    In setting salaries for our executive officers for 2012, we considered the salaries we paid our executive officers in prior years, information available to us regarding the compensation paid to persons having comparable responsibilities at other semiconductor companies with which we compete, as well as information concerning the responsibilities and compensation of other members of our senior management team. The committee evaluated the experience, talents and capabilities of our executive officers and recommended salaries that it believed were commensurate with these attributes and that our executive officers would find attractive. The committee also took into account its view that, in general, executives having comparable levels of responsibility in our company should receive similar levels of base compensation.

        After considering these factors, for 2012 we increased the salaries of our executive officers, other than our chief executive officer, by amounts ranging from $4,000 to $10,000. These increases were generally consistent with merit raises that we awarded to our non-executive employees for 2012.

        Bonuses.    In general, our cash bonuses are intended to provide short-term incentives by rewarding executive officers for their contribution to our performance for the past year. The bonus determinations of our compensation committee are discretionary, and take into account the recommendations of our chief executive officer (other than with respect to himself) and judgments made by the committee members. The compensation committee's judgments are based in part on a review, during the first quarter following the completion of the performance year, of each executive's performance in relation to objectives for that executive that are developed by the committee and reviewed by the board of directors at the beginning of the performance year. While some of the factors the committee considers are quantifiable, in our view many less quantifiable forms of contribution are equally important and are given considerable weight.

        In awarding cash bonuses for 2012, the committee considered the most important factor to be our financial performance in 2012. They noted in particular that our revenue was essentially flat compared with 2011, and that our operating profit decreased year-over-year due to increased operating expenses, attributable primarily to management's decision to continue to invest in research and development in support of future growth of the business. The committee in general supported management's decision to continue to invest in research and development and also considered that, in a challenging year for the semiconductor industry generally, our financial performance in 2012 in many respects compared favorably to that of many of our competitors. However, they also believed that when operating margins decreased from 46% to 40%, a decrease in executive bonus compensation was warranted in comparison to 2011. After taking all these factors into account, our compensation committee determined in February 2013 to award to our executive officers discretionary cash bonuses in the aggregate amount of $200,000, compared to the $391,000 aggregate amount paid to our executive officers for 2011. The year-over-year decrease in the aggregate amount of the executive bonuses was commensurate with a decrease in the amount of cash incentive payments that we made to our non-executive workforce in 2012. The committee also considered the extent to which, in its judgment, each of the executive officers had attained the individual performance objectives established for him at the beginning of the year. Consistent with the recommendation of Mr. Daly, the committee decided to pay to each executive officer other than Mr. Hildreth a modest bonus in the same amount, which the committee fixed at $25,000.

        New 2013 Senior Executive Cash Incentive Plan.    For 2013, our compensation committee has replaced the discretionary cash bonus program employed for 2012 and described above with a new Senior Executive Cash Incentive Compensation Plan. Under this Plan, which will be used to determine our executive officers' cash bonuses for 2013, each officer is assigned a target bonus amount, ranging from 40% to 60% of his base salary. The target amount is allocated as follows: 70% will be determined based on our company financial performance in 2013 and 30% will be determined based upon the individual's performance in relation to individual performance objectives, or MBOs.

        The target bonus represents the amount to be paid assuming 100% attainment of the company financial performance targets and individual MBO targets, as specified in the Plan. The actual bonus awarded will be reduced to as little as zero, or increased within stated limits, to the extent that actual performance varies from the targeted levels set forth in the Plan.

        The company financial performance component of the bonus will be determined based on three equally weighted measures of our financial performance for calendar year 2013: revenue growth compared to 2012, gross margin and operating margin, compared in each case to targets set forth in the Plan. The amount of the bonus paid on account of each of these company performance measures will be equal to the portion of the target bonus that is allocated to that measure, multiplied by a pay-out factor (ranging from zero to 300%) based on the actual value of such measure for 2013, determined in accordance with a matrix set forth in the Plan.

        The percentage of the MBO bonus paid to any executive will be based on the Committee's determination, in its sole discretion, as to the extent to which the executive has attained or exceeded his MBO objectives, provided that in no case will the MBO bonus be paid at more than 150% of the targeted level.

        In determining the extent to which the company performance measures have been achieved, the Committee will have discretion to adjust the GAAP measure to include or exclude special or unusual items such as acquisition-related expenses. In making any such adjustments the Committee will be guided by the principle that our compensation practices should not have the effect of deterring executives from taking actions that are beneficial for our company and stockholders because they might decrease the executives' bonus payments, nor should they encourage executives to take actions that are detrimental to our company and stockholders because they might increase executives' bonus payments.

        The amounts, if any, of the company performance bonus and MBO bonus for our executive officers for 2013 will be determined by the Compensation Committee following the issuance of our earnings release for the year ended December 31, 2013, and will be reported in our 2014 proxy statement.

        Restricted stock awards.    We believe that long-term equity-based incentives are important as a means of aligning the interests of management with stockholders' interest in the financial performance of our company and value of our stock, and also in recruiting and retaining qualified executives. Restricted stock awards under our 2005 Equity Incentive Plan are our primary form of long-term incentive compensation for our employees, including our executive officers.

        In order to provide a significant incentive to executive officers to remain with our firm and create long-term value for our stockholders, our restricted stock awards to them historically vested over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. Awards granted subsequent to July 2011 vest over a four-year period, in equal installments on each of the first four anniversaries of the date of grant. Restrictions on transfer of outstanding restricted stock awards lapse as the restricted stock awards vest.

        Consistent with our compensation philosophy, equity-based incentive compensation was the largest component of our executive officers' total compensation for 2012, and the most significant determinant of its competitiveness. In establishing the amount of our long-term equity-based incentive awards to our executive officers made in February 2012, the compensation committee reviewed a compensation review commissioned by the committee from Radford in September 2011 (the "2011 Radford Study") that analyzed compensation data for a comparison group that combined, on an equally weighted basis, data from two groups of companies:

  •
  the Radford High Technology Executive Survey Group, consisting of companies in the semiconductor industry with annual revenues between $100 million and $400 million, which were selected by Radford Surveys and not identified to the committee; and

  •
  a peer group consisting of 23 companies in the semiconductor industry selected by the committee because they have business and financial profiles comparable to ours (the "2011 Company Peer Group"), as follows:

Cabot Microelectronics Corporation	IPG Photonics Corporation	Rambus, Inc.
Cavium, Inc.	Lattice Semiconductor Corporation	RF Micro Devices, Inc
Cirrus Logic, Inc.	MaxLinear, Inc.	Semtech Corporation
Entropic Communications, Inc.	Micrel Incorporated	Silicon Laboratories, Inc.
Inphi Corporation	Microsemi Corporation	Tessera Technologies, Inc.
Integrated Device Technology, Inc.	Monolithic Power Systems, Inc.	TriQuint Semiconductor, Inc.
InterDigital, Inc.	Power Integrations, Inc.	Volterra Semiconductor Corporation
Intersil Corporation	QLogic Corporation

        In selecting the 2011 Company Peer Group, the committee eliminated from the group of companies used in the previous 2010 Radford study two companies, Atheros Communications, Inc. and Verigy, Ltd., that had been acquired. They also eliminated the following nine companies whose revenues, market capitalization or market value as a multiple of revenue the committee considered to be dissimilar to ours, such that they were less useful as indicators of competitive compensation: Advanced Analogic Technologies, Inc., Diodes, Inc., II-IV, Inc., Netlogic Microsystems, Inc., PMC-Sierra, Inc., Skyworks Solutions, Inc., STEC, Inc., STR Holdings, Inc., and Vicor Corporation. The committee added the following four companies that it considered to be more comparable to Hittite with regard to their industry focus and financial profile: Entropic Communications, Inc., Inphi Corporation, Integrated Device Technology, Inc. and Lattice Semiconductor Corporation.

        To ensure that the total pay of our executive officers, other that our chief executive officer, was competitive, the committee made awards that, while smaller in magnitude that those in 2011, were still consistent in the aggregate with awards at the 50th to 75th percentile made to executives having comparable responsibilities as reflected in the 2011 Radford Study. In the case of our named executive officers, other than our chief executive officer, these awards had fair values ranging from $425,000 to $475,000. The awards to all our executive officers as a group amounted in the aggregate to approximately $3 million in 2012, a significant decrease in comparison to the awards to our executive officers in 2011, which had an aggregate value of approximately $4 million. The committee believes that the reduced magnitude of these awards is appropriate in light of our lower levels of revenue growth and profitability in 2012.

  Chief executive officer compensation.

        Consistent with our compensation policies for our other executive officers, our approach to the 2012 compensation of our chief executive officer, Stephen G. Daly, was to be competitive with comparable companies in the semiconductor industry. The salary for our chief executive officer is intended to provide him with a level of fixed compensation commensurate with his responsibilities and duration of employment with our company and competitive with salaries for officers holding similar positions with comparable companies in the semiconductor industry.

        After considering all these factors, we increased Mr. Daly's salary from $350,000 to $364,000 for 2012, representing a 4% increase, consistent with the merit raises that we awarded to our non-executive employees for 2012. We awarded Mr. Daly in February 2012 a restricted stock award having a fair value of $500,000. The greater magnitude of Mr. Daly's restricted stock award in relation to those received by the other named executive officers was in recognition of his broader responsibility for the achievement of our strategic plan. In light of our company's financial performance, and consistent with the reduced magnitude of the other officers' awards for 2012, Mr. Daly's award was less than the $600,000 award he received in 2011. It was also substantially below the 50th percentile for value of long term equity awards made to the chief executive officers included in the 2011 Radford Study, as had also been the case in 2011. In February 2013, the committee awarded Mr. Daly a discretionary cash bonus of $25,000 for 2012, equal in amount to the modest bonus received by each of the other named executive officers.

  Benefits and perquisites.

        Our executive officers receive no perquisites other than those we make available to our senior management employees generally. They are eligible to participate in standard employee benefit plans, including health, life insurance and medical reimbursement plans and a 401(k) retirement plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans. They are also entitled to the use of a company-leased automobile or to receive an allowance to reimburse them for costs related to a comparable automobile owned or leased directly by the executive, a benefit that we also make available to other management-level employees.

  Section 162(m) of the Internal Revenue Code.

        Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." Historically, none of our executive officers has received annual compensation in an amount that would be subject us to a limitation on deductions under Section 162(m). Our compensation committee's policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance. However, in general our incentive compensation awards, including cash bonuses and awards under our 2005 Stock Incentive Plan, have not been structured so as to qualify as "performance-based compensation" within the meaning of Section 162(m).

Compensation Committee Report

        Our compensation committee has submitted the following report for inclusion in this proxy statement:

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our committee's review and the discussions with management, our committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Adrienne M. Markham, Chair Ernest L. Godshalk Cosmo S. Trapani

 INFORMATION ABOUT COMMON STOCK OWNERSHIP
AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table provides information about the beneficial ownership of our common stock as of April 1, 2013, by:

  •
  each person or entity known by us to own beneficially more than five percent of our common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 1, 2013 through the exercise of any option, warrant or otherwise, and includes shares subject to all outstanding restricted stock awards whether vested or unvested. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 31,574,455 shares of common stock outstanding as of April 1, 2013. Shares included in the "Right to Acquire" column represent shares that are subject to options exercisable within 60 days of April 1, 2013. The address of our executive officers and directors is in care of Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824.

	Shares Beneficially Owned
Names and Addresses of Beneficial Owners	Outstanding	Right to Acquire	Total	Percent
BlackRock, Inc.(1)	2,217,185	—	2,217,185	7.0%
40 East 52nd Street New York, New York 10022
Brown Capital Management(2)	1,893,488	—	1,893,488	6.0%
1201 N. Calvert Street Baltimore, Maryland 21202
Capital Research Global Investors(3)	2,624,350	—	2,624,350	8.3%
333 South Hope Street Los Angeles, California 90071
Kayne Anderson Rudnick Investment Management, LLC(4)	1,785,357	—	1,785,357	5.7%
1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067
Neuberger Berman Group LLC(5)	2,596,880	—	2,596,880	8.2%
605 Third Avenue New York, New York 10158
The Vanguard Group(6)	1,699,088	—	1,699,088	5.3%
100 Vanguard Blvd. Malvern, PA 19355
Stephen G. Daly(7)	48,158	—	48,158	*
William W. Boecke(8)	76,955	—	76,955	*
William Hannabach(9)	47,371	—	47,371	*
Norman G. Hildreth, Jr.(10)	65,431	—	65,431	*
Dong Hyun (Thomas) Hwang(11)	45,636	—	45,636	*
Ernest L. Godshalk(12)(13)	10,733	—	10,733	*
Rick D. Hess(12)(14)	12,468	5,000	17,468	*
Adrienne M. Markham(12)	10,733	—	10,733	*
Brian P. McAloon(12)	10,733	—	10,733	*
Cosmo S. Trapani(12)(15)	9,968	—	9,968	*
Franklin Weigold(12)	18,078	—	18,078	*
All current executive officers and directors as a group (15 persons)(16)	466,002	5,000	471,002	1.5%

*
Less than one percent

(1)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 8, 2013. The report states that BlackRock, Inc. reported a greater than 5% holding of Hittite Microwave Corporation as the parent of its subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited.

(2)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2013. Brown Capital Management, LLC reported sole voting power over 1,065,033 shares and sole dispositive power over 1,893,488 shares.

(3)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2013. The amended report states that one or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Hittite Microwave Corporation. Capital Research Global Investors holds more than five percent of the outstanding Common Stock of Hittite Microwave Corporation as of December 31, 2012 on behalf of SMALLCAP World Fund, Inc.

(4)
Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on February 6, 2013.

(5)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2013. The amended report states that Neuberger Berman Group LLC may be deemed to be the beneficial owner because certain affiliated persons have shared power to retain, dispose of and vote the shares of Hittite Microwave Company. Each of Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC's various registered mutual funds which hold such shares in the ordinary course of their business, including holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC and Neuberger Berman Fixed Income LLC, affiliates of Neuberger Berman LLC.

(6)
Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2013. The report states that The Vanguard Group reported a greater than 5% holding of Hittite Microwave Corporation as the parent of its subsidiaries The Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group reported sole voting power over 42,093 shares, sole dispositive power over 1,658,595 shares and shared dispositive power of 40,493 shares.

(7)
Excludes outstanding restricted stock awards for 49,413 shares that expired on April 1, 2013 when Mr. Daly ceased to be employed by us. Includes 20,000 shares subject to a restricted stock award that was accelerated to April 1, 2013.

(8)
Includes 53,455 shares subject to restricted stock awards that are unvested as of April 1, 2013 and are therefore subject to restrictions on transfer and risk of forfeiture.

(9)
Includes 38,452 shares subject to restricted stock awards that are unvested as of April 1, 2013 and are therefore subject to restrictions on transfer and risk of forfeiture.

(10)
Includes 53,343 shares subject to restricted stock awards that are unvested as of April 1, 2013 and are therefore subject to restrictions on transfer and risk of forfeiture.

(11)
Includes 36,123 shares subject to restricted stock awards that are unvested as of April 1, 2013 and are therefore subject to restrictions on transfer and risk of forfeiture.

(12)
Includes 2,561 shares subject to unvested restricted stock awards that will vest within 60 days of the date of the table.

(13)
Mr. Godshalk shares voting and investment power with Christina Godshalk with respect to 3,299 of the shares. In addition, Mr. Godshalk has agreed to transfer half of the total shares to Christina Godshalk within 60 days of the date of this table.

(14)
Does not include unvested restricted stock units for an aggregate of 50,386 shares granted to Mr. Hess in connection with his employment as our president and chief executive officer, effective April 1, 2013.

(15)
Mr. Trapani shares voting and investment power with his spouse with respect to 7,407 of the shares.

(16)
Includes 287,105 shares subject to restricted stock awards that are unvested as of April 1, 2013 and are therefore subject to restrictions on transfer and risk of forfeiture.

Stock Ownership Policy and Policy Regarding Hedging

        We have adopted a stock ownership policy for our officers and members of our board of directors. Under our stock ownership policy for officers, our chief executive officer is expected to acquire and hold at least that number of vested shares of our common stock as has an aggregate market value of no less than three times his current annual rate of salary and each other officer is expected to acquire and hold that number of shares as has an aggregate market value of not less than one times his current annual rate of salary. Under our stock ownership policy for directors, each director is expected to acquire and hold that number of vested shares as has an aggregate market value of not less than $200,000.

        We expect our officers to attain their stock ownership targets within five years of their first appointment as officers or, if later, by December 31, 2014. We expect our directors to attain their stock ownership targets within five years of the date of their first election to the board.

        Until his or her stock ownership target is met, each executive officer and director is expected to retain at least two-thirds of the net shares that vest under any restricted stock award or that are acquired upon exercise of any option, after deducting shares withheld, sold or otherwise necessary to offset the payment of any exercise price or tax obligations. This retention requirement is limited, in the case of executive officers, to awards made in 2010 and thereafter. If the value of vested shares held by an officer or director who has met the applicable stock ownership target drops below the target due to a subsequent decline in our stock price, the retention requirement is reinstated until the applicable target is again met.

        We have also adopted a policy that prohibits our officers, directors or employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2012 our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the exceptions noted below.

  •
  Form 4 reports to disclose the disposition to the Company of shares of our common stock to satisfy tax obligations upon the vesting of restricted stock awards were filed late with respect to individual transactions involving the following officers and number of shares: Mr. Daly, 69 shares; Mr. Boecke, 55 shares; Mr. Cole, 33 shares; Mr. Hwang, 49 shares; Mr. Hildreth, 55 shares; Mr. Hannabach, 40 shares; Mr. Olson, 42 shares; and Mr. Jablonski, 48 shares.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

        The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors' qualifications, independence and performance.

        Management is responsible for establishing and maintaining the company's system of internal controls and for preparation of the company's financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

        The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2012 with management and the independent auditors. As part of this review, the audit committee discussed with PricewaterhouseCoopers the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received from PricewaterhouseCoopers a written statement describing all relationships between that firm and Hittite that might bear on the auditors' independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of any consultation and other non-audit services to Hittite is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that Hittite's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission.

                      Ernest L. Godshalk, Chair
                      Brian McAloon
                      Cosmo S. Trapani

Our Auditors

        PricewaterhouseCoopers LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. PricewaterhouseCoopers also served as our auditors in 2012. We expect that representatives of PricewaterhouseCoopers will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 Fees for Professional Services

        The following is a summary of the fees for professional services rendered by PricewaterhouseCoopers LLP for 2012 and 2011:

	Fees
Fee category	2012	2011
Audit fees	$1,024,813	594,500
Audit-related fees	—	—
Tax fees	112,986	168,586
All other fees	3,925	3,775

Total Fees	$1,141,724	$766,861

        Audit fees.    Audit fees represent fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses.

        Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

        Tax fees.    Tax fees represent fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

        All other fees.    All other fees represent fees for products and services provided by PricewaterhouseCoopers LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

        Our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services. All audit and non-audit services require pre-approval by the audit committee.

        Our audit committee's pre-approval policies or procedures do not allow our management to engage PricewaterhouseCoopers LLP to provide any specified services without specific audit committee preapproval of the engagement for those services. All of the services provided by PricewaterhouseCoopers LLP during 2012 were pre-approved.

Whistleblower Procedures

        Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See "Information About Our Board of Directors and Management—Code of Ethics."

 OTHER MATTERS

Other Business

        Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2014 Annual Meeting

        Under applicable rules of the Securities and Exchange Commission, a stockholder who intends to request that a proposal to be made at the 2014 annual meeting of stockholders be included in our 2014 proxy statement must submit the proposal to us by January 15, 2014. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

        In addition, under our by-laws as amended in January 2013, for a stockholder's proposal to be brought before the 2014 annual meeting of our stockholders, the stockholder must give written notice to our Secretary at the address specified no later than sixty (60) days and not more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting, which will be May 15, 2014, and if the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after that date, then notice must be given to our Secretary by the later of sixty (60) days prior to the date of the annual meeting or ten (10) days following the public disclosure of the date of the annual meeting is given.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000172950_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees 01 Ernest L. Godshalk 02 Rick D. Hess 03 Adrienne M. Markham 04 Brian P. McAloon 05 Cosmo S. Trapani 06 Franklin Weigold HITTITE MICROWAVE CORPORATION 2 ELIZABETH DR CHELMSFORD, MA 01824 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2 Approve, on a non-binding advisory basis, the compensation of our named executive officers. 3 Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000172950_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . HITTITE MICROWAVE CORPORATION Annual Meeting of Stockholders May 15, 2013 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Rick D. Hess and William W. Boecke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HITTITE MICROWAVE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. local time on May 15, 2013, at Foley Hoag LLP, Bay Colony Corporate Center, North Entrance, 1000 Winter Street, Suite 4000, Waltham, Massachusetts 02451, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side